EXHIBIT 12.1

ENTERPRISE PRODUCTS PARTNERS L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

		For the Three Months Ended		For the Year Ended December 31,
		March 31, 2013		2012		2011		2010		2009		2008
Consolidated income		$755.3		$2,428.0		$2,088.3		$1,383.7		$1,140.3		$1,145.1
Add:	Provision for (benefit from) taxes	6.4		(17.2)		27.2		26.1		25.3		31.0
Less:	Equity in earnings from unconsolidated affiliates	(44.5)		(64.3)		(46.4)		(62.0)		(92.3)		(66.2)
Consolidated pre-tax income before equity in earnings from unconsolidated affiliates		717.2		2,346.5		2,069.1		1,347.8		1,073.3		1,109.9
Add:	Fixed charges	234.8		920.3		879.5		813.4		760.6		717.9
	Amortization of capitalized interest	5.5		20.3		17.5		16.8		15.3		13.4
	Distributed income of equity investees	51.3		116.7		156.4		191.9		169.3		157.2
Subtotal		1,008.8		3,403.8		3,122.5		2,369.9		2,018.5		1,998.4
Less:	Capitalized interest	(31.6)		(116.8)		(106.7)		(47.2)		(53.1)		(90.7)
	Net income attributable to noncontrolling interests	(1.8)		(8.1)		(20.5)		(25.5)		(26.4)		(23.0)
Total earnings		$975.4		$3,278.9		$2,995.3		$2,297.2		$1,939.0		$1,884.7
Fixed charges:
	Interest expense	$195.9		$771.8		$744.1		$741.9		$687.3		$608.3
	Capitalized interest	31.6		116.8		106.7		47.2		53.1		90.7
	Interest portion of rental expense	7.3		31.7		28.7		24.3		20.2		18.9
	Total	$234.8		$920.3		$879.5		$813.4		$760.6		$717.9
Ratio of earnings to fixed charges		4.2	x	3.6	x	3.4	x	2.8	x	2.6	x	2.6	x

These computations take into account our consolidated operations and the distributed income from our equity method investees.  For purposes of these calculations, "earnings" is the amount resulting from adding and subtracting the following items:

Add the following, as applicable:

•	consolidated pre-tax income from continuing operations before adjustment for income or loss from equity investees;
•	fixed charges;
•	amortization of capitalized interest;
•	distributed income of equity investees; and
•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the subtotal of the added items, subtract the following, as applicable:

•	interest capitalized;
•	preference security dividend requirements of consolidated subsidiaries; and
•	the noncontrolling interests in pre-tax income of subsidiaries that have not incurred fixed charges.

The term "fixed charges" means the sum of the following:  interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of the interest within rental expense; and preference security dividend requirements of consolidated subsidiaries.